Exhibit 99.2

Management Commentary

Second Quarter 2015 Results

The RetailMeNot, Inc. (“RetailMeNot”) earnings call will begin on August 5, 2015 at 7:00am central time (8:00am eastern time) and will include prepared commentary followed by a Q&A session. This “Management Commentary” is being posted to provide investors and analysts with additional detail in advance of the quarterly earnings call and will not be read on the call.

To access the live broadcast of the brief remarks and Q&A session, please visit the Investor Relations section of RetailMeNot’s website http://investor.retailmenot.com. A complete reconciliation between GAAP and non-GAAP financial measures can be found in our earnings release under the “Events & Presentations” page at http://investor.retailmenot.com/event.

Also, please note that comments on rates of growth or decline below refer to year-over-year changes unless otherwise indicated.

Strategy and Market Outlook

RetailMeNot operates the world’s largest marketplace for digital offers. We are a leading innovator in connecting retailers with the right shoppers anytime, anywhere to increase consumer engagement and drive sales. Our mission is to combine the power of technology and community to deliver savings to the world.

We provide consumers in our markets with hundreds of thousands of discounts and deals from retailers and brands and we offer our retailers an “always on,” scalable platform that enables them to connect with shoppers across channels and devices.

•	Combined, our marketplace has over 600,000 digital offers from over 70,000 retailers and brands, including offers from approximately 90 of the Top 100 Internet Retailers as ranked by Internet Retailer Magazine.

•	The sources of content across our marketplace continue to make the RetailMeNot experience unique. Today, approximately 65% of our offers are user-generated content, retailer exclusives to RetailMeNot or offers sourced by our staff.

At the end of Q2, with over 730 million visits from consumers over the trailing twelve month period, we have a wealth of information and data on the types of offers that resonate with consumers across multiple categories. This information results in insights and best practices we are able to pass along to our paid retailers, defined as retailers with which we have a contract. We believe delivering innovation and marketing insights has helped our paid retailers drive new customer acquisition and sales growth.

Second Quarter Financial Highlights

•	Total net revenues were $53.2 million, a decline of 11%.

•	In-store and advertising net revenues were $9.6 million, up 72%.

•	Mobile online transaction net revenues were $4.9 million, up 91%.

•	Desktop online transaction net revenues were $38.6 million, down 25%.

•	Second quarter international net revenues were slightly down to $11.6 million, and represented 22% of total net revenues.

•	GAAP net loss was $1.6 million; non-GAAP net income was $5.0 million.

•	EPS was a loss of $0.03 per share and non-GAAP EPS was $0.09 per share, based on 53.5 million and 54.7 million fully-diluted, weighted-average shares outstanding, respectively.

•	Adjusted EBITDA was $10.6 million and represented 20% of total net revenues.

Second Quarter Consumer Engagement Overview

Large, high-purchase intent audience delivered via our integrated channels.

•	Total visits in the quarter were 164.0 million, up 6% over a difficult comp in Q2 of 2014. Overall, traffic growth was slower than expected due to weakness in organic search traffic, which impacted growth on both desktop and our mobile websites.

•	Desktop visits in the quarter were 97.2 million, a decline of 16%.

•	Mobile visits in the quarter were 66.8 million or 41% of total visits in the quarter, up 72% from 38.9 million or 25% of total visits last year.

•	Mobile unique visitors in the quarter totaled 18.4 million, up 44%.

•	As of June 30, 2015, worldwide subscribers to our emails increased to 39.7 million, up 74%.

Differentiated content and improving consumer experience remain paramount.

We continue to focus on providing differentiated content to create more money-saving opportunities while enriching the consumer experience.

•	We continued our personalization efforts, especially on the RetailMeNot mobile app and in email initiatives. For example:

•	We began to invest in data gathering initiatives that are able to manage an increased volume of messages to our expanding user base across multiple channels. Over time, this has enabled smarter personalization efforts to consumers by giving us the ability to send targeted campaigns. For example, within the quarter we launched a retargeted email campaign that had 3 times higher engagement rates versus our non-personalized program average. With these enhanced CRM and targeting capabilities, over 50% of our visitors now see personalized content, up significantly from just 10% at the beginning of the year.

•	In addition, approximately 60% of the RetailMeNot mobile app users now opt-in to location services. By doing so, the consumer receives more relevant content on a regular basis. Insights gained from patterns within location data have enabled us to create new, high-value audience segment targeting for retailers (e.g., new movers and college students), giving retailers the ability to target a relevant consumer audience.

•

We also began to test digital rebates, a new content type, on several retailer store pages. We believe that offering digital rebates will allow us to deliver consumers discounts for retailers and brands that do not typically use coupons. Digital rebates are also expected to create opportunities to learn more about consumer shopping habits due to the receipt data submitted by users. This data in turn enables us to deliver more personalized content and provides valuable insights for retailers and brands.

Commitment to retailer satisfaction is driving results.

•	Our Retailer & Brand Solutions team concentrates on our largest paid retailers and brands, which represent the majority of our total net revenues. We have a growing, specialized sales team – organized by vertical expertise and account size. We are excited by the talent that has joined the Retailer & Brand Solutions Team in the first half of 2015 and believe the team’s structure will allow us to develop more strategic relationships with our paid retailers and brands and give us access to new marketing budgets outside of the traditional affiliate budget.

•	While the substantial majority of our net revenues are based on commissions for driving online sales, our services and monetization approaches vary based on a retailer’s or brand’s objectives. Our solutions include ad placements in our desktop and mobile channels, in-store promotions, email and seasonal campaigns and push notifications. We offer different ways for the retailers to pay us for these products, including cost-per-action, cost-per-click and flat fees. The flexibility we are able to offer our paid retailers in constructing our relationship and solutions has been a strong selling point and is viewed as a key competitive differentiator for retailers.

•	Although early, we are seeing significant growth in in-store and advertising revenue per account with our existing in-store retailer and brand relationships. However, we still have work to do to convert new retailers as the shift to in-store budgets often comes with a longer sales cycle. The number of (new) in-store accounts grew by 22% year-over-year, while average revenue per in-store (existing) account grew by 59% over the same period.

Increased engagement through our in-store platform and mobile apps.

•	In-store and advertising net revenues experienced strong growth in the second quarter. In total, net revenues from in-store plus advertising were $9.6 million, representing growth of 72% versus a year ago.

•	We continue to work closely with our paid retailers’ third party attribution vendors so they can better understand their return on investment in in-store marketing campaigns active within the RetailMeNot mobile app. All of the attribution studies conducted by these third party firms to date in 2015 yielded positive results. In general, the studies showed that promotions on the RetailMeNot app drove more incremental in-store visits to retailers versus other advertising channels utilized by the retailer during the period in which the offer ran on our app. In Q2, we:

•	Completed a study with a nationwide sporting goods store to determine the effectiveness of a digital offer to drive in-store sales. We ran an in-store offer over a one-week period that drove more than 1.5 million impressions across multiple placements on the RetailMeNot app. Within the same time period the retailer saw a 130% lift in in-store visits with a conversion rate among those viewing the offer, more than twice that of consumers not exposed to the offer.

•	Completed a study with a leading fashion specialty retailer which traditionally does not distribute coupons (print or digital). The retailer partnered with us to determine the amount of foot traffic being driven to its stores after consumers viewed an offer on the RetailMeNot app. The study revealed that over an 11 day period, there were nearly 5.6 million impressions on the app, with a 55% lift in in-store visits from those exposed to the offer versus those not exposed to the offer.

•	Within the quarter we invested in enhanced geo-location technology, which not only provides more specific data on shopping behaviors, but also lends itself nicely to our efforts in our growing food and dining category for on-the-go consumers.

We believe shopping is a “multi-channel journey” spanning online, mobile, and in-store touch-points. While we recognize the challenges ahead, we believe we are on the right track. Throughout the year, we will continue to innovate on differentiated content types and features to enhance our ability to deliver the best, most relevant offers to consumers while providing retailers and brands with more compelling solutions to reach consumers online, on-the-go, and in-store.

Second Quarter Financial Review

In total, commissions paid to us as a result of consumer purchases made online using our marketplace represented approximately 82% of our net revenues in the quarter, with the balance coming from our in-store and advertising solutions.

Gross margins were strong at 90%, and cost of net revenues was 10%, up from prior year. Cost of net revenues consists of direct and indirect costs incurred to generate net revenues. These are primarily costs related to technology services for content delivery and the employee costs for managing content operations and production engineering. The year-over-year increase in cost of net revenues and decrease in margin is primarily due to a push in the use of loyalty rewards in the EU, coupled with a small increase in global headcount, over a lower total net revenue base.

Operating Expenses

During our second quarter, we continued to invest in key long-term growth initiatives such as consumer acquisition and product innovation and development, while delivering adjusted EBITDA of $10.6 million, and adjusted EBITDA margins of 20%.

Product development expense for the quarter was $13.1 million, or 25% of net revenues, up slightly from $13.0 million, or 22% last year. Product development expense consists primarily of personnel, stock-based compensation and other related costs attributed to product management and software engineering teams, and third-party contractors.

Sales and marketing expense for the quarter was $22.6 million, or 43% of net revenues, compared to $19.2 million, or 32% last year. Sales and marketing expense consists primarily of personnel and stock-based compensation costs across our Retailer & Brand Solutions, marketing, SEO and business intelligence employees, as well as online and other advertising and media expenditures, paid search and other marketing expenses. The increase in sales and marketing expense reflects an increase in paid search acquisition and marketing and online expenses, as well as an increase in headcount as we ramped up hiring for the Retail & Brand Solutions team.

General and administrative expense for the quarter was $9.7 million, or 18% of net revenues, compared to $10.3 million, or 17% of net revenues last year. General and administrative expense consists primarily of the personnel, stock-based compensation and related costs of our general corporate functions, which will vary from quarter to quarter.

Our total global employee base exiting the quarter was 569.

Other Expenses

Depreciation and amortization expense for the quarter was $4.3 million, compared to $4.1 million, and stock-based compensation expense was $6.5 million, compared to $6.4 million in the prior year.

Income (Loss) from Operations

The loss from operations for the quarter was approximately $900 thousand, compared to income from operations of $8.0 million last year. The decline in income from operations reflects lower than expected revenue while we continue to invest in the business.

Provision for Income Taxes

For the second quarter of 2015, we recorded a provision for income taxes of $27 thousand on a pre-tax loss of $1.6 million, reflecting an effective tax rate of negative 2%, compared to a provision for income taxes of $2.9 million on pre-tax income of $7.3 million and an effective tax rate of 40.4% last year.

Liquidity and Capital Resources

Cash flow from operations during the quarter was $14.0 million and we ended the second quarter with $279.8 million of cash and equivalents.

Capital expenditures for the quarter were $12.3 million. Approximately one-third of this amount relates to investments in facilities, as well as certain capitalized internally developed software and website development costs. The remaining two thirds relate to the purchase of rights to a top-level domain, plus an investment in a privately-held marketing technology company in the US.

Share Repurchase Program

During the second quarter, we purchased approximately 148 thousand shares at an average price of $18.38 for a total of approximately $2.7 million.

(Our updated outlook and financial guidance is provided in our earnings release and will be discussed on the earnings call)

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this document includes references to Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the tables provided in RetailMeNot’s earnings release dated August 05, 2015.

RetailMeNot defines adjusted EBITDA as net income (loss) plus depreciation, amortization of intangible assets, stock-based compensation expense, third-party acquisition-related costs, other non-cash operating expenses (including compensation arrangements entered into in connection with acquisitions), net interest expense, other non-operating income or expense (including net foreign exchange gains and losses) and income taxes.

RetailMeNot discloses adjusted EBITDA because it is a key measure used by RetailMeNot and its board of directors to understand and evaluate RetailMeNot’s financial and operating performance, establish budgets and operational goals and as an element in determining executive compensation. RetailMeNot believes adjusted EBITDA also facilitates period-to-period comparisons of operations that could otherwise be masked by the effect of the expenses that RetailMeNot excludes in this non-GAAP financial measure and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes the impact of amortization of purchased intangible assets, stock-based compensation expense, third party acquisition-related costs, other non-cash operating expenses (including compensation arrangements entered into in connection with acquisitions) and income taxes, net of the tax effect of the adjustments above. These measures are not key metrics used by RetailMeNot or its board of directors to measure financial or operating performance or otherwise manage the business. However, RetailMeNot provides non-GAAP net income (loss) and non-GAAP net income (loss) per share as supplemental information for investors, as they facilitate period-to-period comparisons of operations that could otherwise be masked by the effect of the expenses that RetailMeNot excludes in these non-GAAP financial measures and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of RetailMeNot’s results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and RetailMeNot’s other GAAP results.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding RetailMeNot’s strategy, future operations, future financial position, future net revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions (or the negative of these terms) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about management’s estimates regarding future net revenues, adjusted EBITDA and other financial performance, visits, mobile unique visitors, e-mail subscribers, other consumer engagement metrics, new product and content offerings and other statements about management’s beliefs, intentions or goals. RetailMeNot may not actually achieve the expectations disclosed in the forward-looking statements, and you should not place undue reliance on RetailMeNot’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, (1) RetailMeNot’s ability to attract visitors to its websites from search engines; (2) RetailMeNot’s ability to monetize digital offers available through its mobile solutions; (3) RetailMeNot’s ability to attract and retain paid retailers and maintain its relationships with performance marketing networks; (4) risks related to RetailMeNot’s ability to manage its growth, including accurately planning and forecasting its financial results; (5) RetailMeNot’s ability to obtain and maintain digital offer content and maintain the positive perception of its brand; (6) the competitive environment for RetailMeNot’s business; (7) changes in consumer sentiment regarding RetailMeNot’s use of cookies; (8) RetailMeNot’s need to manage regulatory, tax and litigation risks, including regulations imposing sales tax on e-commerce or m-commerce and ongoing litigation; (9) RetailMeNot’s ability to protect consumer data and its intellectual property; (10) RetailMeNot’s ability to manage international business uncertainties; (11) the impact and integration of future acquisitions; and (12) other risks and potential factors that could affect RetailMeNot’s business and financial results identified in RetailMeNot’s filings with the Securities and Exchange Commission (the “SEC”), including its quarterly report on Form 10-Q filed with the SEC on May 7, 2015. Additional information will also be set forth in RetailMeNot’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that RetailMeNot makes with the SEC. RetailMeNot does not intend or undertake any duty to release publicly any updates or revisions to any forward-looking statements contained herein.

About RetailMeNot, Inc.

RetailMeNot, Inc. (http://www.retailmenot.com/corp/) operates the world’s largest marketplace for digital offers. The company enables consumers across the globe to find hundreds of thousands of digital offers for their favorite retailers and brands. During the 12 months ended June 30, 2015, RetailMeNot, Inc. experienced over 730 million visits to its websites, and during the three months ended June 30, 2015, RetailMeNot, Inc. averaged 18.4 million mobile unique visitors per month. In 2014, RetailMeNot, Inc. estimates $4.4 billion in paid retailer sales were attributable to consumer traffic from digital offers in its marketplace. The RetailMeNot, Inc. portfolio includes RetailMeNot.com, the largest digital offer marketplace in the United States; RetailMeNot.ca in Canada; VoucherCodes.co.uk, the largest digital offers marketplace in the United Kingdom; Deals.com in Germany; Actiepagina.nl, a leading digital offers site in the Netherlands; Bons-de-Reduction.com and Ma-Reduc.com, leading digital offers sites in France; Poulpeo.com, a leading digital offers site with cash back in France; andDeals2Buy.com, a digital offers site in North America. RetailMeNot, Inc. is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit http://investor.retailmenot.com.